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                                 EXHIBIT 99.6

                      Addendum to Stock Option Agreement
                            (Financial Assistance)



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                                    ADDENDUM
                                       TO
                             STOCK OPTION AGREEMENT

   The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Option Agreement dated 2~ (the "Option Agreement") by and between Coram Healthcare Corporation (the "Corporation") and 1~ ("Optionee") evidencing the stock option granted on such date to Optionee under the terms of the Corporation's 1994 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. All capitalized terms used in this Addendum shall have the meanings assigned to such terms in the Option Agreement.

                              FINANCIAL ASSISTANCE

   The Plan Administrator may, in its absolute discretion and without any obligation to do so, assist Optionee in the exercise of the option by (i) authorizing the extension of a loan to Optionee from the Corporation or (ii) permitting Optionee to pay the Exercise Price for the purchased Option Shares in installments over a period of years. The terms of any such financial assistance (including the interest rate, the collateral requirements and the repayment schedule) shall be established by the Plan Administrator in its sole discretion. Such financial assistance may, under currently proposed Treasury Regulations, result in the loss of incentive stock option treatment under the Federal tax laws, to the extent the option would otherwise qualify as an incentive stock option at the time of exercise.

   IN WITNESS WHEREOF, Coram Healthcare Corporation has caused this Addendum to be executed by its duly-authorized officer, and Optionee has executed this Addendum, all as of the Effective Date specified below.

                                      CORAM HEALTHCARE CORPORATION

                                      By: ____________________________________

                                      Title: _________________________________

                                      ________________________________________
                                      1~, OPTIONEE



EFFECTIVE DATE: __________________, 199__





BPHPA1\DKH\0070910.01
08/14/94